Exhibit 99.1
Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations (Reflects the retroactive application of FSP APB 14-1, the reclassification of certain businesses of the Company as discontinued operations in accordance with SFAS 144 and the reclassification of the loss on disposal on two vessels from Other income (expense) to Operating income (loss) from continuing operations)
Overview
     Throughout 2007 and 2008, we operated as a cruise, marine and travel and events company. Our cruise operations included U.S.-flagged cruise ships that sailed along the inland rivers and coastal waterways of North America and international-flagged ships that sail to destinations in the Caribbean, Europe, the Americas and the Greek Isles.
     In April 2008, we announced our intention to sell the Majestic America Line operations and not operate any of the ships under the Majestic America Line brand in 2009. In February 2009, we announced our intention to focus solely on Windstar Cruises. We plan to sell all non-Windstar Cruises related assets including our Majestic America Line Assets that we announced in April 2008, in order to concentrate our efforts on our international small ship luxury segment. We believe that Windstar Cruises has the most potential long term growth for our shareholders and believe that a successful sale of our other businesses would provide us with stability in a difficult economy. We have engaged third party firms to facilitate the sale of our non-Windstar Cruises assets.
The Company further determined that the Marine Group and Cypress Re qualified for the “held-for-sale” treatment under Statement of Financial Accounting Standard (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), subsequent to year end. Accordingly, the accompanying financial statements have been updated to present the operations of Marine Group and Cypress Re as discontinued operations and the assets and liabilities of these two business units are classified as “held for sale” and “liabilities related to assets held for sale”. SFAS No. 144 provides that if the discontinued operations had been a reportable segment, the Company is not required to disclose information about the discontinued segment as required by SFAS No 131, “Disclosures about Segments of an Enterprise and Related Information.”
     Through our travel and events business, we provide event services to corporations, associations and trade show companies. In addition, we developed, marketed, and managed performance improvement programs utilizing travel incentives and merchandise awards designed to achieve specific corporate objectives, including achieving sales goals, improving productivity and attracting and retaining qualified employees. Our clients included Fortune 1000 companies, and other large and small businesses.
     In 2006 and 2007, we completed several major acquisitions in the cruise and marine segments. In 2007, we successfully integrated both the marine acquisitions, as well as the acquisition of Windstar Cruises. The integration of our domestic cruise operations proved to be more challenging than anticipated and resulted in a significant loss for the years ended December 31, 2007 and 2008.
Critical Accounting Policies
     Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and costs and expenses during the period. We evaluate our estimates and judgments, including those which impact our most critical accounting policies, on an ongoing basis. We base our estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, within the framework of current accounting literature.
     Our businesses are seasonal. Historically, we have recognized the majority of our operating results in the first and second quarters of each fiscal year. As a result of our cruise related acquisitions and the size of our cruise operations in relation to our overall operations, the majority of our operating results will be recognized in the second and third quarters of each fiscal year, which coincide with our cruising season. Our annual results would be adversely affected if our revenue were to be substantially below seasonal norms during the second and third quarters of a year.
     The following is a list of the accounting policies that we believe require the most significant judgments and estimates, and that could potentially result in materially different results under different assumptions or conditions.

Revenue Recognition
     We recognize revenues in accordance with GAAP, including SEC Staff Accounting Bulletin No. 104, “Revenue Recognition” and EITF 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.” We recognize revenue when persuasive evidence of an arrangement exists, the service fee is fixed or determinable, collectibility is reasonably assured and delivery has occurred.
Passenger Ticket Revenue and Onboard and Other Cruise Revenues
     Passenger ticket revenue is recorded net of applicable discounts. Passenger ticket revenue and related costs of revenue are recognized when the cruise is completed. We generally receive from our customers a partially refundable deposit within one week of booking a tour, with the balance typically remitted 60 days prior to the departure date. If customers cancel their trips, the nonrefundable portion of their deposit is recognized as revenue on the date of cancellation. Passenger revenue representing travel insurance purchased at the time of reservation is recognized upon the completion of the cruise or passenger cancellation, whichever is earlier and our obligation has been met. Onboard and other cruise revenue are comprised of beverage and souvenir sales and optional shore excursions are deferred and recognized as revenue when the cruise is completed.
Travel and Event Related
     We bill travel participants, mainly consisting of large corporations, in advance, and the cash received is recorded as a participant deposit. We pay for certain direct program costs such as airfare, hotel and other program costs in advance of travel, and record such payments as prepaid program costs. We recognize travel revenue and related costs when travel convenes and classify such revenue as travel and incentive related. This revenue is reported on a net basis, reflecting the net effect of gross billings to the client less any direct program costs.
     Revenue from hotel reservation, registration and related travel services is recognized when the convention operates. Revenue from the sale of merchandise is recognized when the merchandise is shipped, the service has been provided or when the redemption periods have expired. Revenue from pre-paid, certificate-based merchandise incentive programs is deferred until our obligations are fulfilled or upon management’s estimates (based upon historical trends) that it is remote that the certificate will be redeemed. These revenues are reported on a net basis, reflecting the net effect of gross billings to the client less any direct program or merchandise costs.
Property, Vessels and Equipment
     Property, vessel and equipment are stated at cost, net of accumulated depreciation. Cost of maintenance and repairs which do not improve or extend the lives of the respective assets are expensed as incurred. Major additions and betterments are capitalized. Our ships are capitalized and depreciated using the straight-line method over the expected useful life ranging up to 30 years, net of a residual value which generally is approximately 15%. Ship replacement parts are capitalized and depreciated upon being placed in service. Office and shop equipment is capitalized and depreciated using the straight-line method over the expected useful life of the equipment, ranging up to 10 years. Leasehold improvements are amortized using the straight-line method over the lesser of the expected useful life of the improvement or the term of the related lease.
     We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be fully recoverable. The assessment of possible impairment is based on our ability to recover the carrying value of our assets based on our estimate of their undiscounted future cash flows. If these estimated undiscounted future cash flows are less than the carrying value of an asset, an impairment charge is recognized for the excess, if any, of the asset’s carrying value over its estimated fair value. When property and equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized in the statement of operations. Judgments and estimates made related to property and equipment are affected by factors such as economic conditions, changes in resale values and changes in operating performance. This process requires the use of estimates and assumptions, which are subject to a high degree of judgment. If these assumptions change in the future, we may be required to record impairment charges for these assets. All of our property, vessels and equipment were subject to impairment testing as of December 31, 2008, and only the assets related to the marine division were deemed to be impaired. This charge is included in income (loss) from discontinued operations.
Goodwill and Intangible Assets
     Goodwill and intangible assets with indefinite useful lives are tested for impairment at least annually or sooner whenever events or changes in circumstances indicate that they may be impaired. Management evaluates recoverability using both subjective and objective factors. Subjective factors include the evaluation of industry and product trends and our strategic focus. Objective factors include management’s best estimates of projected future earnings and cash flows. We use a discounted cash flow model to estimate the fair market value of each of our reporting units and indefinite lived intangibles when performing our impairment tests. Assumptions used include growth rates for revenues and expenses, investment yields on deposits, any future capital expenditure requirements and appropriate discount rates. We established reporting units based on our current reporting structure. For purposes of testing goodwill for impairment, goodwill has been allocated to these reporting units to the extent it related to each reporting unit. Intangible assets with finite lives are amortized over their estimated useful lives and reviewed for impairment at least annually or sooner whenever events or changes in circumstances indicate that they may be impaired. The majority of our intangible assets were assigned lives based on contract values associated with each intangible asset. We amortize our acquired intangible assets with finite lives over periods ranging from three to 20 years depending on the contract term where applicable. In connection with our December 31, 2008 impairment testing, the trade name and goodwill associated with our marine division reporting unit were deemed to be impaired and written off and the charge is included as a component of income (loss) from discontinued operations.
Stock-Based Compensation
     In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS No. 95, “Statement of Cash Flows.” Generally, the fair value approach in SFAS No. 123R is similar to the fair value approach described in SFAS No. 123. In 2005, we used the Black-Scholes-Merton formula to estimate the fair value of stock options granted to employees. We adopted SFAS No. 123R, using the modified-prospective method, beginning January 1, 2006. Based on the terms of our plans, we did not have a cumulative effect of accounting change related to our plans. We also elected to continue to estimate the fair value of stock options using the Black-Scholes-Merton formula.
     Using the Black-Scholes-Merton formula to estimate the fair value of stock-based compensation requires the input of subjective assumptions. These assumptions include estimating the length of time employees will retain their vested stock options before exercising them, risk free interest rates, our dividend yield and the volatility of our common stock price over the expected term. Changes in the subjective assumptions can materially affect the estimate of fair value of stock-based compensation and consequently, the related amount recognized on our consolidated statements of operations.
Income Taxes
     We account for income taxes in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires an asset and liability approach which requires the recognition of deferred tax assets and deferred tax liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. In making such determination, a review of all available positive and negative evidence must be considered, including scheduled reversal of deferred tax liabilities, projected future taxable income, tax planning strategies, and recent financial performance. However, due to the cumulative three-year historical losses generated as of the conclusion of 2007 and 2008, SFAS No. 109 largely precludes us from taking into consideration future outlook or forecasted income due to our limited operating history in our domestic cruise business. We concluded that SFAS No. 109 required that the valuation allowance equal 100% of our deferred tax assets at December 31, 2008 and 2007. The establishment of a valuation allowance does not have any impact on cash, nor does such an allowance preclude us from utilizing loss carry-forwards on our deferred tax assets in the future.

     We provide for income taxes based on our estimate of federal and state liabilities. Our estimates may include, among other items, effective rates for state and local income taxes, allowable tax credits, estimates related to depreciation and amortization expense allowable for tax purposes and the tax deductibility of certain other items.
     Our estimates are based on the information available to us at the time that we prepare our income tax provision. We generally file our annual income tax returns several months after our year end. Income tax returns are subject to audit by federal, state, and local governments, generally years after the returns are filed. These returns could be subject to material adjustments or differing interpretations of the tax laws.
     Windstar Cruises is primarily engaged in the international operations of ships. Generally, income from the international operation of ships is subject to preferential tax regimes in the countries where the ship owning companies are incorporated and exempt from income tax in other countries where the ships call due to the application of income tax treaties or, in the case of the United States, Section 883 of the Internal Revenue Code. Income earned by the Company that is not associated with the international operation of ships (“non-Section 883 income”), primarily from the air and ground transportation, hotel and tour business related to Windstar Cruises, is subject to income tax in the countries where such income is earned. In the case of the United States, AICG has retained certain U.S. affiliates of the Company to conduct this business on its behalf and the non-Section 883 income so earned, net of applicable deductions, is fully subject to U.S. federal tax and applicable state and local taxes.
     We believe that substantially all of Windstar Cruises’ income was derived from, or incidental to, the international operation of ships, and therefore all of such income qualifies for exemption from U.S. federal income tax under Section 883 of the Code. We have reserved only for income taxes imposed by countries in which non-Section 883 income is earned, including the United States.
     Pretax earnings of the Windstar Cruises, as earned in our foreign subsidiaries, are only subject to U.S. taxation when effectively repatriated. U.S. income taxes were not provided on undistributed earnings of the Windstar Cruises since we intend to reinvest, as opposed to repatriate, these earnings indefinitely. It is not practical to determine the amount of undistributed earnings or income tax payable in the event we repatriate all undistributed foreign earnings. However, if these earnings were distributed back to the Company, in the form of dividends or otherwise, we would be subject to additional U.S. income taxes
     Effective January 1, 2007, we adopted FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.” We are subject to U.S. federal income tax as well as income tax of multiple state and foreign jurisdictions. We believe our tax return positions are fully supported, but tax authorities may challenge certain positions, which may not be fully sustained. We assess our income tax positions and record tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances, and information available at the reporting date. For uncertain tax positions where it is more likely than not that a tax benefit will be sustained, we record the greatest amount of tax benefit that has a greater than 50.0% probability of being realized upon effective settlement with a taxing authority that has full knowledge of all relevant information. For uncertain income tax positions where it is more likely than not that a tax benefit will not be sustained, no tax benefit has been recognized in the financial statements. Our policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax provision.

Results of Operations
     The following table reflects certain income and expense items as a percentage of revenue.

	2008	2007
Revenues	100.0%	100.0%

Costs and operating expenses:
Cruise operating expenses	73.5	73.4
Selling and tour promotion	7.4	15.3
General and administrative	18.8	22.3
Depreciation and amortization	8.2	5.9
Loss on disposal of vessels	4.2	—

	112.1	116.9

Operating loss from continuing operations	(12.1)	(16.9)
Other income (expense), net	(1.2)	(3.1)

Loss from continuing operations before income taxes	(13.3)	(20.0)
Provision (benefit) for income taxes	—	(.5)
Net loss from continuing operations	(13.3)	(19.5)
Net income (loss) from discontinued operations	(9.7)	2.7

Net loss	(23.0)%	(16.8)%

Business Segment Information
In January 2007, we realigned our business segments and report the following business segments: (i) cruise, (ii) travel and events and (iii) corporate and other, which consists of general corporate assets (primarily cash and cash equivalents and investments), and other activities which are not directly related to our cruise, and travel and events operating segments. We reported our Marine Group as a business segment in 2007 and 2008 and included our reinsurance business Cypress Re, within the corporate segment. Following the determination that the Marine Group and Cypress Re would be reported as discontinued operations as described above, our segment reporting has now been updated to exclude the Marine Group and Cypress Re.

     Selected financial information related to these segments is as follows (in thousands):

		Travel	Corporate
	Cruise	and Events	and Other	Total
2008
Revenues	$150,995	$14,941	$—	$165,936
Operating income (loss) from continuing operations (as restated)	(19,136)	2,635	(3,560)	(20,061)
Depreciation and amortization expense	(12,934)	(282)	(250)	(13,466)

Interest and dividend income	39	123	557	719
Interest expense	(1,759)	—	(6,509)	(8,268)
Provision for income taxes	18	1,040	(1,005)	53

Capital expenditures for property, vessels, equipment and intangible assets	(2,664)	(89)	(15)	(2,768)
Goodwill	—	6,275	—	6,275
Other intangibles, net	7,282	—	—	7,282
Total assets	155,132	8,921	15,710	179,763
2007
Revenues	154,394	14,511	—	168,905
Operating income (loss) from continuing operations	(24,045)	1,467	(5,979)	(28,557)
Depreciation and amortization expense	(9,668)	(265)	(114)	(10,047)

Interest and dividend income	963	486	1,274	2,723
Interest expense	(4,044)	—	(4,451)	(8,495)
Provision (benefit) for income taxes	(2,977)	3,657	(1,454)	(774)

Capital expenditures for property, vessels, equipment and intangible assets	(20,019)	(297)	(872)	(21,188)
Goodwill	—	6,275	—	6,275
Other intangibles, net	8,431	—	—	8,431
Total assets	251,196	12,453	46,478	310,127

Results for Year Ended December 31, 2008 Compared Year Ended December 31, 2007
Revenue
     Total revenue for 2008 was $165.9 million, compared to $168.9 million in 2007, a decrease of $3.0 million or 2%. The decrease in revenue resulted primarily from a decrease in revenue from cruise operations, partially offset by a slight increase in revenue from our travel and events operations. Revenue from our cruise operations decreased by $3.4 million (2.2%) to $151.0 in 2008 primarily due to an increase of $12.9 million from our Windstar Cruises brand offset by a decrease of $16.3 million from our Majestic America Line brand. Revenue from our travel and events operations increased by $0.4 million (3.0%) to $14.9 million in 2008 due to the overall size of events operated during 2008.
     In 2009, if we sell our non-Windstar Cruises assets and businesses, our revenues are expected to decrease on an overall basis from the prior periods due to the decrease in reporting units. Within our Windstar Cruises operations, we expect to carry fewer passengers at lower average per diems (“APD”). APD represents average daily net ticket revenue (total cruise ticket revenues plus non-discountable amounts, less discounts, commissions and various other items) our passengers pay for their respective cruises.
Cruise Operating Expenses
     Cruise operating expenses represents direct expenses incurred with owning and operating our cruise ships. Cruise operating expenses decreased $2.0 million (1.6%) to $122.0 million in 2008. This was due to a decrease in number of operating days and a decease in number of passengers carried by the Majestic America vessels as compared to the prior year. Cruise operating expenses decreased but were offset by the increase in cruise operating expenses for Windstar Cruises due to a full year of operations of Windstar Cruises in 2008 compared to only nine months of operations in 2007.
     In 2008, we experienced high costs for fuel, freight and logistics all of which negatively impacted our cruise operating expenses. We expect cruise operating expenses related to Windstar Cruises to decrease in 2009 as a result of more normalized expenses related to fuel, freight and logistics.
Selling and Tour Promotion
     Selling and tour promotion expenses were $12.4 million in 2008, compared to $26.0 million in 2007. The decrease is primarily due to significant reductions in promotion and marketing expenses for the Majestic America brand in 2008 as compared to 2007. In 2007 we incurred a significant amount of promotion and marketing expenses to launch and establish the Majestic America brand and to promote the full fleet of domestic ships that operated in 2007. In 2008, upon our decision to scale back the Majestic America operations, we stopped all promotional and advertising expenditures related to the Majestic America brand resulting in a decrease of $12.5 million. This was offset by a $2.0 million increase in promotional and advertising materials related to the Windstar Cruises brand as a result of full year operations in 2008 compared to nine months’ operations in 2007.
     We expect selling and tour promotion expenses to decrease in 2009 for the Windstar Cruises brand as a result of decreased promotion efforts necessary in the second full year of operations.
General and Administrative Expenses
     General and administrative expenses decreased in dollar terms and as a percentage of total revenue, to $31.2 million and 18.8% of total revenue in 2008 from $37.5 million and 22.2% of total revenue in 2007. The decrease is primarily due to reduction in the general and administrative expenses incurred by the cruise segment as a result of scaling back the Majestic America operations and administrative costs related to corporate activities.
     We expect general and administrative expenses to decrease in dollar terms in 2009 as a result of the consolidation of our Company and the related decrease in the number of individual operating divisions.
Depreciation and Amortization
     Depreciation and amortization expenses were $13.5 million in 2008, compared to $10.0 million in 2007. The increase is related to the additional depreciation expense resulting from the acquisition of Windstar completed during 2007 and a full year of depreciation in 2008.
     We expect depreciation expense to decrease in 2009 due to the disposal of some of the Majestic America brand vessels in 2008 and the expected disposal of the remaining Majestic America brand vessels in 2009.
Operating loss from continuing operations
     We reported an operating loss of $20.1 million in 2008 compared to $28.6 million in 2007 or a decrease of $8.5 million.

     Operating loss from our cruise segment decreased by $4.9 million to $19.1 million in 2008 from $24.0 million in 2007. The 2007 operating loss in the Majestic America Line division was due to aggressive discounting to drive capacity, over reliance on our direct mail campaigns and increased cruise operating expenses.
     Operating loss from our cruise segment in 2008 also includes a $7.0 million loss on the disposal of vessels related to the return of two of the Majestic American Line vessels to MARAD.
     Operating income from our travel and events segment increased by $1.2 million to $2.6 million in 2008 from $1.4 million in 2007. Operating loss from our Corporate segment decreased $2.4 million, from a loss of $6 million in 2007 to a loss of $3.6 in 2008, primarily due to a reduction in general and administrative expenses.
     The change in operating loss is the result of changes described above.
Other Expense
     In 2008, we recorded other expense of $1.9 million compared to $5.2 million in 2007. Other expense in 2008 consisted primarily of $0.8 million in insurance proceeds related to the Empress of the North and Queen of the West incidents in 2007 and 2006, respectively; $1.1 million in legal settlement related to the grounding of the Empress of the North in March 2006, and $2.6 million in settlement of the dispute related to the purchase of Windstar Cruises. Other expense during 2008 and 2007 included $8.3 million and $8.5 million, respectively of interest expense related to long-term debt assumed in our cruise acquisitions and interest expense on our convertible notes issued in April 2007.
Income Taxes
     We recorded income tax expense of $53,000 for 2008 attributable to continuing operations, compared to income tax benefit of $0.8 million for 2007. In accordance with SFAS No. 109, we recorded a full valuation allowance on our domestic deferred tax assets commencing in the fourth quarter of 2007 through December 31, 2008. A significant factor in determining the requirement for the valuation allowance was our cumulative three-year historical loss generated as of 2007. SFAS No. 109 largely precludes us from taking into consideration future outlook or forecasted income due to our limited operating history in our domestic cruise business. The establishment of a valuation allowance does not have any impact on cash, nor does such an allowance preclude us from utilizing loss carry-forwards in the future.
Loss from continuing operations
Loss from continuing operations was $22.0 million in 2008 and $32.9 million in 2007 or a decrease of $10.9 million. This decrease is primarily attributable to the reduced operating loss in our cruise segement discussed above and a reduction in general & administrative expenses.
Income (loss) from discontinued operations
Income (loss) from discontinued operations reflected a loss of $16.1 million during 2008 and income of $4.5 million in 2007. The loss in 2008 relates to the loss associated with our marine segment that is attributable to a reduction in revenue from our marine operations which decreased by $14.6 million (11.8%) in 2008 due to lower volume of work in 2008 as compared to 2007.
Net Loss
Net loss was $38.2 million in 2008 compared to $28.4 million in 2007 as a result of changes described above.
Liquidity and Capital Resources
     Due to the current global downturn in the economy, specifically the decrease in vacationers’ discretionary spending and the direct impact this has on the reduction in cruise bookings and decrease in corporate spending on incentive programs, we will need additional sources of cash in the immediate future in order to fund operations in 2009. Accordingly, in February 2009, we announced our intention to sell our non-Windstar Cruises related assets, including the operations of marine, travel and events, Majestic America Line and insurance. We hired an investment banking firm who is actively marketing the non-Windstar Cruise assets for immediate sale. In addition to the sale of assets, we are also seeking additional financing sources and renegotiating existing debt obligations. Based on the terms of the asset sales or additional financing, if any, our stockholders may have additional dilution. The amount of dilution could be attributed to the issuance of warrants or securities with other dilutive characteristics, such as anti-dilution clauses or price resets.
     Although we are in discussions with potential buyers and other prospects for additional funds, we currently have no completed funding commitments. If we are not able to sell our remaining non- Windstar Cruises assets, raise additional financing and/or successfully renegotiate existing debt obligations in order to raise funds for operations, we will be forced to extend payment terms with vendors where possible, and/or to suspend or curtail certain of our planned operations and possibly seek protection in bankruptcy. Any of these actions would harm our business, results of operations and future prospects could cause our debt-obligations to be accelerated and could result in potential damages on existing contracts within our marine and travel and events businesses.

     As a result of our need for additional financing and other factors, the report from our independent registered public accounting firm regarding our consolidated financial statements for the year ended December 31, 2008 includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. If we cease to continue as a going concern, due to lack of available capital or otherwise, you may lose your entire investment in our company.
     Net cash provided by (used in) operations for the years ended December 31, 2008 and 2007 was ($18.6) million and $3.3  million, respectively. The decrease in cash flows from operations in 2008 compared to 2007 is due to the timing differences in the collection of current assets and the payment of current liabilities offset by the increase in net loss adjusted for non-cash related charges incurred during the period.
     Net cash provided by (used in) investing activities for the years ended December 31, 2008 and 2007 was $10.4 million and ($16.6) million, respectively. Cash provided by investing activities in 2008 was due to the cash received in the reduction of the restriction requirements and proceeds from sale of available-for-sale securities partially offset by purchases of property and equipment, consisting mainly of ship improvements conducted during lay-up and drydock periods, and cash paid for the acquisition of Windstar Cruises. These uses of cash were partially offset by sales of available-for-sale securities net of increases in invested restricted cash.
     In 2009, we will incur capital expenditures and costs for improvements to and maintenance of our ships. In 2009, planned capital expenditures and drydock projects are expected to be approximately $4.3 million for Windstar Cruises. We do not have any material commitments of capital expenditures in our travel and events business in 2009.
     On January 13, 2006, we acquired American West. Under the terms of the agreement, we acquired the membership interests of American West for $1.00, repaid debt of $4.3 million and assumed $41.5 million in fixed-rate, 4.63% debt payable through 2028 and guaranteed by U.S. Maritime Administration (“MARAD”). In addition, the transaction consideration consisted of 250,000 shares of our restricted common stock, which was forfeited because the required financial targets were not met. EN Boat, a subsidiary of the Company and owner of the Empress of the North, was unable to make its semi-annual payment on the note due July 17, 2008 and was unable to cure the payment default within the 30 day cure period. On August 15, 2008, we returned the Empress of the North to MARAD’s custodial control following its last sailing on August 9, 2008. As a result of the disposal of the Empress of the North, we wrote off $34.2 million in assets (primarily vessels) and $37.3 million in liabilities (primarily loans payable) and recorded a $3.1 million gain on disposal for the year ended December 31, 2008. The default under the note will have a limited financial impact because recourse on the default is limited to the Empress of the North.
     On April 25, 2006, we acquired the cruise-related assets of Delta Queen for $2.75 million in cash, the assumption of $9.0 million of passenger deposits and the assumption of $35.0 million of fixed-rate, 6.50% debt payable through 2020 and guaranteed by the U.S. Maritime Administration. In addition, the transaction included contingent consideration of 100,000 shares of our common stock to be granted to Delta Queen if certain future financial targets were met in any of the three years following the close of the transaction. AQ Boat, LLC, a subsidiary of the Company and owner of the American Queen®, was unable to make its semiannual principal payments on the note. On November 15, 2008, we returned the American Queen® to MARAD’s custodial control following its last sailing on November 15, 2008. Under the Trust Indenture, we, as the ultimate parent of AQ Boat, LLC, had guaranteed principal payments on the debt assumed by AQ Boat, LLC and we were required to make principal payments on the debt or additional note amounting to $7.3 million by February 23, 2009, in the event of default by AQ Boat, LLC. Through November 15, 2008, AQ Boat, LLC had paid $6.3 million towards principal payments. At December 31, 2008, we accrued the remaining guaranteed principal payment of $0.9 million. As a result of the disposal of the American Queen®, we wrote off $38.3 million in assets (primarily vessels) and $28.3 million in liabilities (primarily loans payable) and recorded a $10.0 million loss on disposal for the year ended December 31, 2008.
     On April 25, 2006, we acquired the $9.0 million first preferred ship mortgage on a ship, the 150-passenger Columbia Queen, from the U.S. Maritime Administration for $5.0 million. In August 2006, we acquired the $5.0 million second preferred ship mortgage on the Columbia Queen, from the mortgage holder for $3.5 million. On October 13, 2006, we purchased the Columbia Queen during a foreclosure auction for additional consideration of $1,000 and now own the ship outright and operated her in 2007 and 2008.

     On June 12, 2006, we acquired the 48-passenger Executive Explorer for $2.5 million from the U.S. Federal Marshal. We renamed the ship Contessa and operated her in 2007.
     In April 2007, we consummated our acquisition of Windstar Cruises for a total consideration of $72.1 million of which $12.1 million was paid in cash and $60.0 million in seller financing that was subsequently repaid with a portion of the proceeds from our convertible debt offering.
     Net cash used in financing activities during 2008 totaled $3.7 million primarily relating to the payment of cruise-related debt. Net cash provided by financing activities in 2007 totaled $27.0 million and primarily relates to $97.0 million from our convertible debt offering offset by $64.4 million used to repay the seller financing debt incurred in the acquisition of Windstar Cruises and payments on existing debt acquired during the 2006 acquisitions within the cruise segment. In 2007, we also paid $3.3 million of convertible debt offering costs, two cash dividends totaling $0.20 per share paid to common stockholders and $1.6 million for the purchase and retirement of 51,150 shares of our common stock. These payments were partially offset by the proceeds received from the exercise of employee stock options during the period.
     On September 2, 2003, our board of directors authorized a new dividend policy paying stockholders $0.40 per share annually, distributable at $0.10 per share on a quarterly basis. We and our board of directors intend to continually review our dividend policy to evaluate conditions that may affect our desire or ability to pay dividends, which are declared at the discretion of the board of directors. Subsequent to the dividend declared in May 2007, our board of directors has not approved any additional dividends.
     The following dividends have been declared in 2007 on the dates indicated (in thousands):

Record Date	Payment Date	Dividend Amount
2007:
March 12, 2007	March 19, 2007	$1,084
May 21, 2007	May 31, 2007	1,084
     We may, from time to time, be required to enter into letters of credit related to our insurance operations which is presented as discontinued operations, and travel related programs with airlines, travel providers and travel reporting agencies. As of December 31, 2008, we had outstanding $5.9 million in letters of credit related to insurance programs which expire at various dates through 2009. As of December 31, 2008, we had no outstanding letters of credit related to cruise business operations and $0.1 million in letters of credit related to travel and events business operations which expire at various dates through 2009. We have a $6.0 million line of credit to support the outstanding letters of credit which is secured by a certificate of deposit in the same amount and is classified as restricted cash as of December 31, 2008.
     Under Bermuda regulations our insurance subsidiary, which is presented as discontinued operations, is required to maintain a surplus of 20% of gross written premiums or 15% of loss and loss adjustment expense reserves, or $1.0 million, whichever is greater. As of December 31, 2008, Cypress Re had $2.6 million in total statutory capital and surplus which exceeded the required statutory capital and surplus of $1.0 million. In April 2008, we reduced our capital by $3.3 million based on authority from Bermuda.
     In November 1998, our board of directors authorized the repurchase of our common stock in the open market or through private transactions up to $20.0 million. In August 2006, our board of directors authorized an additional $10.0 million for the repurchase of our common stock in the open market or through private transactions, providing for an aggregate of $30.0 million. In 2007, we repurchased 51,150 shares for approximately $1.6 million. In 2008 we made no share repurchases. We do not believe that any future repurchases will have a significant impact on our liquidity.
     Our cruise passenger deposits are primarily received through credit card transactions. As of December 31, 2008, we had $10.6 million of restricted cash held by a bank in cash equivalents and a certificate of deposit as additional amounts required for secure processing of passenger deposits through credit cards. The restricted amounts were negotiated between us and the bank based on a percentage of the expected future volume of credit card transactions within a standard twelve-month period. Due to reductions in the insurance contract liabilities associated with our reinsurance business, we were able to reduce certain letters of credit requirements. During 2008, this reduction made available $6.5 million of cash that was previously restricted. Accordingly this reduction allowed us to reduce our bank facility that secured the letters of credit to $6.0 million as of December 31, 2008.

Events of Default Under Debt Agreements
Reflected as discontinued operations, Assets Held for Sale and Liabilities related to assets held for sale in the accompanying financial statements
     At December 31, 2008, we were in violation of certain financial covenants under a working line of credit with Bank of the Pacific. We received a letter from Bank of the Pacific on March 23, 2009, notifying us of non-compliance and a demand for payment was made. Upon negotiations with the bank, we were able to obtain a waiver of the violation of the covenants until April 9, 2009. On April 13, 2009, we received a notice of payoff pursuant to which Bank of the Pacific exercised its right of setoff whereby the outstanding debt of approximately $1.0 million under the working line of credit was fully repaid utilizing funds in our account maintained at the bank. This working line of credit obligation is included in liabilities related to assets held for sale in the accompanying financial statements as a component of discontinued operations.
Reflected as discontinued operations, Assets Held for Sale and Liabilities related to assets held for sale in the accompanying financial statements
     We also have a $1.6 million note payable with Bank of Pacific with a maturity date of May 10, 2010 secured by property. Due to the default under the working line of credit with Bank of the Pacific described above, we are subject to a cross default under the note payable. Accordingly, the full amount of the obligation has been presented as a current maturity in the accompanying financial statements. This note payable is included in liabilities related to assets held for sale in the accompanying financial statements as a component of discontinued operations.
Continuing Operations
     We did not make a $1.8 million scheduled interest payment due and payable on April 15, 2009 on our 3.75% senior convertible notes. We have until May 15, 2009 to cure this default on our 3.75% senior convertible notes, at which time an event of default would have occurred and the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding notes could declare the principal and accrued and unpaid interest on all the outstanding notes to be due and payable immediately. Although there can be no assurances that we will satisfy the scheduled interest obligation prior to May 15, 2009, it is our current intent to cure the default prior to that date.
Off-Balance Sheet Transactions
     We do not maintain any off-balance sheet transactions, arrangements, obligations or other relationships with unconsolidated entities or others that will have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.
Forward-Looking Statements
     Statements contained in this Annual Report on Form 10-K that are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A forward-looking statement may contain words such as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” “continue,” and variations of such words and similar expressions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. We caution you that actual outcomes and results may differ materially from what is expressed, implied, or forecast by our forward-looking statements. We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. Such risks and uncertainties include, among others:
•	our ability to effectively complete our planned sale of assets;

•	our ability to obtain additional financing at reasonable rates;

•	our ability to renegotiate our debt;

•	our ability to continue to operate as a going concern;

•	our ability to effectively and efficiently operate our cruise operations;

•	customer cancellation rates;

•	competitive conditions in the industries in which we operate;

•	marketing expenses;

•	extreme weather conditions;

•	timing of and costs related to acquisitions;

•	the impact of new laws and regulations affecting our business;

•	negative incidents involving cruise ships, including those involving the health and safety of passengers;

•	cruise ship maintenance problems;

•	reduced consumer demand for vacations and cruise vacations;

•	changes in fuel, food, payroll, insurance and security costs;

•	the availability of raw materials;

•	our ability to enter into profitable marina construction contracts;

•	changes in relationships with certain travel providers;

•	changes in vacation industry capacity;

•	the mix of programs and events, program destinations and event locations;

•	the introduction and acceptance of new programs and program and event enhancements by us and our competitors;

•	other economic factors and other considerations affecting the travel industry;

•	changes in U.S. maritime tax laws;

•	potential claims related to our reinsurance business;

•	the potentially volatile nature of the reinsurance business; and

•	other factors discussed in this Annual Report on Form 10-K.
     A more complete discussion of these risks and uncertainties, as well as other factors, may be identified from time to time in our filings with the Securities and Exchange Commission, including elsewhere in this Annual Report on Form 10-K, or in our press releases. We disclaim any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.